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                           March 13, 2023

       Justin Monroe
       Senior Vice President & General Counsel
       Washington Federal, Inc.
       425 Pike Street
       Seattle, Washington 98101

                                                        Re: Washington Federal,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed March 1, 2023
                                                            File No. 333-270159

       Dear Justin Monroe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance